Exhibit 99.1

Media Contact: Tom Surface SkyTerra T: 703-390-1579 M: 703-462-3837 tom.surface@skyterra.com

For Immediate Release

SKYTERRA Announces Completion of Acquisition BY HARBINGER CAPITAL PARTNERS

Reston, VA, March 29, 2010 – SkyTerra Communications, Inc. (OTCBB: SKYT) today announced the completion of its acquisition by an affiliate of Harbinger Capital Partners (“Harbinger”). The take-private transaction was accomplished via merger for approximately $262.5 million in cash, or $5.00 per share, pursuant to a previously disclosed merger agreement (the “Agreement”) entered into on September 23, 2009.

The all-cash merger represents an approximately 56 percent premium over the average closing price of SkyTerra’s common stock for the 30 days ended September 22, 2009, the last day before the announcement of entry into the Agreement. After taking into account SkyTerra’s outstanding debt and securities held by Harbinger’s affiliates, the transaction represents a total enterprise value of approximately $1.849 billion.

Approximately 91 percent of the outstanding shares were voted in favor of the Agreement. It was also approved by approximately 82 percent of the shares other than shares owned by Harbinger’s affiliates, any director or officer of SkyTerra and any of their respective affiliates and the Escrowed Shares (as defined in the Agreement).

About Harbinger Capital Partners

Harbinger Capital Partners was founded in 2001. Harbinger is led by its Chief Investment Officer, Chief Executive Officer and Senior Managing Director, Philip Falcone, who has over 20 years of investment experience across an array of market cycles. The Harbinger Team is disciplined and value oriented, focusing on alpha generating ideas that are uncorrelated to investment cycles. The firm combines a flexible, innovative approach to uncovering opportunity with a thorough investment process. Each investment undergoes rigorous fundamental research, extensive vetting, and seeks an identifiable catalyst for value realization. Harbinger regards risk monitoring as a critical component of the investment process and actively monitors risk at three levels: portfolio, position and operations. The Harbinger Team offers several strategies which emphasize different opportunities, each based on the same time-tested fundamental investment and due diligence processes.

About SkyTerra

SkyTerra is North America’s leading developer and supplier of mobile satellite communications services (MSS). Since 1996 SkyTerra has been providing reliable wireless voice, two-way radio and data services for a wide range of customers across North America, northern South America, Central America, the Caribbean and Hawaii via its two existing MSAT satellites. SkyTerra is at the forefront of the development of the first integrated satellite-cellular communications network, which will provide seamless, transparent, interoperable and ubiquitous wireless coverage of North America using conventional handsets. It has extensive patents on the technology and holds the first FCC license to provide these services.

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